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                                 Exhibit 23.2(a)
                            Consent of Ernst & Young

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 pertaining to the Rights to Purchase up to 4,418,540 shares of Common Stock of Grubb & Ellis Company and subsidiaries and to the incorporation by reference therein of our report dated March 29, 1994, with respect to the financial statements and schedules of Grubb & Ellis Company and Subsidiaries included in the Annual Report (Form 10-K and Form 10-K/A (Amendment No. 2)) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                              Very truly yours,



                                                                 ERNST & YOUNG



San Francisco, California
July 21, 1994